UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: January 6, 2026

(Date of earliest event reported)

STEVEN MADDEN, LTD.

(Exact name of registrant as specified in its charter)

Delaware	000-23702	13-3588231
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

52-16 Barnett Avenue, Long Island City, New York	11104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (718) 446-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SHOO	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 6, 2026, Steven Madden, Ltd. (the “Company”) entered into a new employment agreement with Amelia Newton Varela (the “Varela Employment Agreement”) pursuant to which Ms. Varela will continue to serve as the President of the Company. The Varela Employment Agreement, the full text of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference, replaces Ms. Varela’s prior employment agreement, which expired by its terms on December 31, 2025.

The term of the Varela Employment Agreement commences on January 1, 2026 and will continue for a term of three years through December 31, 2028, unless sooner terminated in accordance with the terms thereof. Pursuant to the terms of the Varela Employment Agreement, Ms. Varela will receive an annual base salary during the term of $825,000 for the calendar year 2026, $850,000 for the calendar year 2027, and $875,000 for the calendar year 2028 and a monthly automobile allowance of $1,250 during each month of the term. In addition, the Varela Employment Agreement provides that in January 2026, the Company will grant Ms. Varela the number of restricted shares of the Company’s common stock, with a par value of $0.0001 per share, determined by dividing $1,100,000 by the closing price of the Company’s common stock on the grant date. The shares of restricted common stock will vest 25% per year for four years commencing on January 2, 2027.

In addition, the terms of the Varela Employment Agreement entitle Ms. Varela to an annual performance-based cash bonus based on the Company’s total earnings before interest and taxes (“EBIT”) for each of the fiscal years ended December 31, 2026, 2027 and 2028 based on the following schedule:

EBIT	Bonus as % of Salary
Maximum (130% of Plan)	80%
Target (100% of Plan)	50%
Threshold (90% of Plan)	30%

For EBIT amounts between the Threshold and Target amounts or between the Target and Maximum amounts, the bonus payable shall be calculated based on a straight-line interpolation between the respective amounts.

Pursuant to the terms of the Varela Employment Agreement, the Company may terminate Ms. Varela’s employment for Cause (as defined in the Varela Employment Agreement), in which event Ms. Varela would be entitled to receive only her accrued and unpaid base salary through the date of termination. In the event Ms. Varela’s employment is terminated by the Company without Cause, Ms. Varela would be entitled to receive payment of her annual base salary, payable at regular payroll intervals, from the date of termination of employment through the earlier of the date that is twelve months after the date of termination or the date the Varela Employment Agreement would have otherwise terminated but for the involuntary termination, plus, if terminated without Cause before March 15, any performance-based cash bonus that has accrued but has not yet been paid for the calendar year before termination. Payment of such salary continuation and prior year bonus is contingent upon the execution and non-revocation of a general release of claims in the Company’s standard form.

In addition, if Ms. Varela’s employment is terminated by the Company without Cause during the period commencing 30 days prior to a Change of Control (as defined in the Varela Employment Agreement) and ending 180 days after such Change of Control, Ms. Varela would be entitled to receive a cash payment in an amount equal to the lesser of (A) two and one-half times (i) the annual base salary to which she was entitled as of the date of termination of employment plus (ii) the average cash bonus that she received for the preceding three years ending on the last previous December 31 or (B) the maximum amount that is deductible to the Company under Section 280G of the Internal Revenue Code.

The foregoing description of the Varela Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Varela Employment Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated as of January 6, 2026, between the Company and Amelia Newton Varela.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 9, 2026

STEVEN MADDEN, LTD.

By:	/s/ Edward R. Rosenfeld
Name:	Edward R. Rosenfeld
Title:	Chairman and Chief Executive Officer